Exhibit 99.1

VIASPACE Information Available Through Standard & Poor’s

Monday October 17, 9:20 am ET

PASADENA, Calif., Oct. 17 /PRNewswire-FirstCall/ — VIASPACE Inc. (OTC Bulletin Board: VSPC — News), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, announced today that its company information will be made available via Standard & Poor’s (“S&P”) Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor’s Advisor Insight. The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor’s Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor’s Market Access Program will be available via S&P’s Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of VIASPACE Inc. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 37 states under the Blue Sky Laws.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers to be reliable, but neither Standard & Poor’s nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.

VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

Source: VIASPACE Inc.